AGREEMENT

     This Agreement is made as of October 20, 1997 between WESTAR FINANCIAL SERVICES INCORPORATED , a Washington corporation (the "Company") and & CAPITAL, INC. (the "Lender").

                                   Recitals
                                   --------

A.   The Company executed and delivered to Lender a promissory
note in the principal amount of $1,500,000 dated April 15, 1997
(the "Note").

B.   The Note matured on July 31, 1997 and was extended on August
1, 1997 to October 20, 1997.

C. To provide security for repayment of the Note, the Company executed a Security Agreement dated April 15, 1997, granting to Lender a security interest in certain assets of the Company (the
"Lender Security Agreement").

D. The Company will obtain a loan (the "Loan") in the amount of $750,000 from Bank One, NA ("Bank One"), which will be secured by the Company's grant of a security interest to Bank One (the "Bank One Security Interest"), in certain residual interests (including all proceeds thereof, the "Residual Interest") in securitizations of automobile leases, as further identified in that certain form of Assignment of Residual Interest and Consent of MBIA Insurance Corporation (the "Assignment") attached hereto as Exhibit A and by this reference incorporated herein.

E. As a condition to making the Loan, Bank One requires that Lender's security interest in the Residual Interest be subordinate to the security interest of Bank One.

F. The parties are entering into this Agreement to extend the maturity date for payment of the Note and to subordinate Lender's security interest in the Residual Interest.

                                   Agreement
                                   ---------

     NOW, THEREFORE,  the parties agree as follows:

1. Maturity Date. The maturity date of the Note is hereby extended to the earlier of (i) November 30, 1997 or (ii) receipt by the Company of not less than $5,000,000 in proceeds from one or more closings of its current offerings of Units, consisting of senior subordinated notes and warrants or any other similar financing or financings involving equity securities.

2. Subordination. The Bank One Security Interest shall be and remain at all times a lien or charge on the Residual Interest, prior and superior to the lien or charge of Lender under the Lender Security Agreement.

3. Acknowledgement of Subordination. Lender acknowledges that it hereby intentionally waives, relinquishes and subordinates the priority and superiority of the lien or charge of the Lender Security Agreement in favor of the lien or charge of the Bank One Security Interest upon the Residual Interest, and understands that in reliance upon and in consideration of this waiver, relinquishment and subordination, specific loans and advances are being and will be made and specific monetary and other obligations are being and will be entered into by third parties which would not be made or entered into but for such reliance upon this waiver, relinquishment and subordination. Lender agrees to execute such further documents as either Bank One or the Company may reasonably request to reflect, implement or confirm such subordination.

4. Entire Agreement. This Agreement contains the whole agreement between the parties hereto with respect to its subject matter, and supersedes all prior agreements whether written or oral.

5. Binding Effect. This Agreement shall enure to the benefit of and be binding upon the legal representatives, heirs, successors and assigns of the parties.

6. Continuing Effect. Except as specifically modified or amended hereby, the Note and the Lender Security Agreement shall continue in full force and effect in accordance with their terms.


     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.



                                    WESTAR FINANCIAL SERVICES
                                    INCORPORATED

                                    By:___________________________
                                    R.W. Christensen, Jr., President


                                    & CAPITAL, PARTNERS, L.P.

                                    By:___________________________
                                    David C. Soward, Managing General Partner